Exhibit 5.1

April 29, 2013

Coronado Biosciences, Inc.

24 New England Executive Park, Suite 105

Burlington, Massachusetts 01803

Gentlemen:

We have acted as counsel to Coronado Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to $45,000,000 of shares of its common stock, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-183943) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b)(5) (the “Prospectus Supplement”). All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus Supplement. The Shares are to be issued and sold by the Company pursuant to an At Market Issuance Sales Agreement, dated April 29, 2013 (the “Sales Agreement”), between the Company and MLV & Co. LLC.

In connection with this opinion, we have examined the Registration Statement and the Prospectus Supplement, your Certificate of Incorporation and Bylaws, as currently in effect and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We also have assumed that the Prospectus Supplement has been timely filed. Further, we have assumed that the aggregate gross amount of Shares sold will not exceed $45,000,000.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Sales Agreement, the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on or about April 29, 2013.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP